Exhibit 99.1

NEWS RELEASE

NOVAGOLD FILES SECOND QUARTER 2025 REPORT

Announced a pivotal transaction with Paulson Advisers – NOVAGOLD acquired an additional 10% economic interest increasing its stake to 60% in Donlin Gold LLC to advance the project to the next phase of an updated Feasibility Study.
Strengthened the Company’s treasury by completing a public equity offering and a private placement of 65 million shares, resulting in approximately $234 million in net proceeds.
Advanced the Donlin Gold 15,000-meter drill program now focused on converting and expanding reserves and resources.

June 25, 2025 – Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today filed its 2025 second quarter report and provided an update on its Tier One1 gold development project, Donlin Gold, which is owned 60 percent by NOVAGOLD and 40 percent by funds managed by Paulson Advisers LLC (“Paulson”).

Details of the financial results for the quarter ended May 31, 2025, are presented in the consolidated financial statements and quarterly report on Form 10-Q filed on June 25, 2025, that is available on the Company’s website at www.novagold.com, on SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov. All amounts are in thousands of U.S. dollars.

As detailed in the above filings, after closing a public equity offering and private placement on May 9, 2025, NOVAGOLD held approximately $319 million in cash and term deposits as of May 31, 2025, and reported net second quarter cash expenditures of $8.3 million — including $6.8 million to fund NOVAGOLD’s share of the Donlin Gold project and $1.6 million in corporate general and administrative costs.

For the second quarter of 2025, the Company reported earnings of ($54,275) and earnings per share of ($0.15), primarily due to a non-cash, non-recurring charge of $39,607 related to the warrants issued under the backstop commitment agreement announced during the quarter. As the commitment expired unexercised during the quarter, the fair value of the issued warrants was recorded as a non-cash expense impacting the three- and six-month earnings per share results ending May 31, 2025 by $0.11 and $0.12 after-tax, respectively. Excluding the impact of this one-time charge, NOVAGOLD’s results for the first three and six months of fiscal 2025 reflect higher expenditures at Donlin Gold, while remaining in line with budget, due to ongoing 2025 field program underway since February.

Subsequent to quarter end, NOVAGOLD and Paulson completed a $1 billion acquisition2 of Barrick Mining Corporation’s (“Barrick”) 50 percent interest in Donlin Gold LLC (the “Donlin Gold Transaction”), increasing NOVAGOLD’s interest to 60 percent. Additionally, the Company closed the public offering overallotment option exercise early in the third quarter, resulting in approximately $26 million in net proceeds. Pro-forma the June 3, 2025 closing of the Donlin Gold Transaction, including the direct legal and transaction costs, and the June 5, 2025 closing of the overallotment option, NOVAGOLD’s treasury was approximately $136 million in cash and term deposits.

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1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

2 On April 22, 2025, NOVAGOLD and Paulson Advisers LLC announced that they had entered into a definitive agreement to acquire Barrick Mining Corporation’s 50% ownership interest in Donlin Gold LLC for $1 billion in cash, which closed on June 3, 2025.

In the second quarter of 2025, NOVAGOLD achieved the following milestones:

Together with Paulson, announced the $1 billion acquisition of Barrick’s 50% interest in Donlin Gold LLC, with the Company increasing its economic interest to 60% and Paulson purchasing a 40% interest. This transaction marks a significant milestone in a long-term strategy to advance Donlin Gold.

Funded the acquisition of the additional 10% interest in Donlin Gold LLC through a combination of an underwritten public offering ($195.2 million or approximately 48 million shares, not including the overallotment option that closed on June 5, 2025) and a concurrent private placement ($64.4 million or approximately 17.2 million shares) that closed on May 9, 2025 — the proceeds from which were used by NOVAGOLD to purchase an additional 10% interest in Donlin Gold LLC, fund its share of expenses to update the Donlin Gold Feasibility Study, and for general corporate purposes.

Increased the Company’s treasury to approximately $319 million in cash and term deposits as of May 31, 2025.

Held the 2025 virtual Annual General Meeting on May 15 at which all nominated directors were elected with strong shareholder participation.

In the second quarter of 2025, Donlin Gold LLC achieved the following milestones:

Initiated efforts to prepare for the updated Feasibility Study, following completion of the Donlin Gold Transaction. A dedicated project team will be assembled at Donlin Gold to advance this work. The contract(s) for this work are expected to be awarded by year-end.

Commenced drilling in February with a total of approximately 8,401 meters completed out of 15,000 planned meters now focused on resource conversion and expansion, after the announcement of the Donlin Gold Transaction.

Met with the Alaska Congressional delegation and industry officials in Washington, D.C. to introduce Donlin Gold’s new General Manager, Todd Dahlman, and reinforce the project’s importance to Alaska and the Yukon-Kuskokwim (Y-K) region.

Continued to support ecological, environmental, and health and safety initiatives throughout the Y-K region.

Advanced permitting efforts, with comments from the Alaska Department of Natural Resources (ADNR) on the Dam Safety Certificates preliminary design packages expected in 2025. Bids were received and are currently being evaluated for the Dam Safety Certificates detailed design package work.

President’s Message

This quarter was transformational in numerous ways for NOVAGOLD — starting with the announcement of the transaction whereby the Company and Paulson agreed to purchase Barrick’s 50 percent stake in the Donlin Gold project, which closed on June 3, 2025, increasing our economic interest to 60 percent and reintroducing the Company to the market at large with a successful roadshow in the U.S. and Europe. This watershed event was followed by an oversubscribed public equity offering and private placement that enabled us to pay for the additional 10 percent stake in the project and fund ongoing activities, including our share of costs for an updated Donlin Gold Feasibility Study. Our new partnership with Paulson will allow us to now advance one of the world’s largest-known gold development projects — one that has its key permits in hand and is located in Alaska, a stable, Tier One3, mining-friendly jurisdiction. We are beyond thrilled to work with Paulson to advance activities at Donlin Gold in a responsible and thoughtful manner for the benefit of all stakeholders.

A New Partnership Marks a Pivotal Catalyst to Advance Donlin Gold

The past quarter marked a significant turning point with the introduction of our new Donlin Gold partner, Paulson. This collaboration represents a major milestone in our ongoing commitment to unlock the full value of the Donlin Gold project. The personal involvement of John Paulson — one of the most respected and forward-thinking investors in the gold sector — underscores the exceptional quality of the Donlin Gold project.

As one of the largest known undeveloped gold deposits globally4, with approximately 39 million ounces in Measured and Indicated Resources at a grade of 2.24 grams per tonne5 — more than twice the industry average6 — we believe Donlin Gold offers significant production and exploration upside potential7. Completing the Donlin Gold Transaction was a strategic achievement, opening a new and exciting chapter in the development of this cost-effective8, long-term open-pit project, in Alaska, a state that welcomes responsible economic development.

Adding Valuation Through the Drill Bit

In the second quarter of 2025, Donlin Gold made substantial progress on key initiatives and activities including the commencement of Donlin Gold’s 15,000-meter drill program which pivoted on May 4, 2025, to prioritize resource conversion and expansion with a crew of 60 at site. At quarter end, a total of 8,401 out of 15,000 meters planned was completed. Earlier drilling results at Donlin Gold have constituted a key distinguishing factor among mining assets

Reinforcing the Project’s Importance Through Engagement and Support for Environmental, Cultural, and Social Initiatives in the Y-K Region

During the second quarter of 2025, Donlin Gold’s new General Manager and other team members travelled to Washington, D.C. to meet with the Alaska Congressional delegation, Governor Mike Dunleavy, Karen Kelleher, Alaska’s Bureau of Land Management acting Director, Department of Interior representatives, and other industry representatives and elected officials, reinforcing the project’s importance to Alaska and the Y-K region.

In March, Donlin Gold and NOVAGOLD conducted a follow-up community meeting in Crooked Creek, the closest village to the project, to share information, answer questions, and discuss the project’s importance. Additionally, in May, Donlin Gold hosted the fifth Subsistence Community Advisory Committee (SCAC) meeting at the Donlin Gold project site, which included tours of the camp and facilities as well as presentations on topics related to the project such as mining processes, ongoing aquatic resource management and Snow Gulch restoration work.

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3 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

4 Per S&P Global Market Intelligence, as of March 2025, Donlin Gold is ranked 4th in Measured and Indicated contained ounces, inclusive of Mineral Reserves, among primary gold development projects.

5 Donlin Gold data as per the report titled “NI 43-101 Technical Report on the Donlin Gold project, Alaska, USA” with an effective date of June 1, 2021 (the “2021 Technical Report”) and the report titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (the “S-K1300 Technical Report Summary”), dated November 30, 2021. Donlin Gold possesses measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 MT grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 5Mt of Measured Resources and approximately 320 Mt of Indicated Resources inclusive of Reserves is currently attributable to NOVAGOLD through its 60% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 0.9 Mt grading 2.23 g/t and Indicated Resources of approximately 69 Mt grading 2.44 g/t, of which approximately 0.5 Mt of Measured Resources and approximately 42 Mt of Indicated Resources exclusive of Mineral Reserves is currently attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 8 Mt grading2.32 g/t and Probable Reserves of approximately 497 Mt grading 2.08 g/t, each on a 100% basis, of which approximately 5 Mt of Proven Reserves and approximately 298 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with 43-101 and S-K 1300.

6 As of March 2025, S&P Global Market Intelligence reports that the global industry average grade for open-pit and underground gold deposits with over 1 million ounces in Measured and Indicated Mineral Resources, inclusive of Mineral Reserves, is 1.03 g/t. In comparison, Donlin Gold’s grade is 2.24 g/t, more than double the industry average.

7 Donlin Gold data as per the 2021 Technical Report and the S-K 1300 Technical Report Summary detailed in footnote 5 above, with anticipated average annual production of 1.1 million ounces over a 27-year mine life.

In April, Donlin Gold continued its participation and support of the Summer Safety Program with NOVAGOLD team members, traveling along the Kuskokwim River with 2019 Iditarod champion and Donlin Gold employee, Pete Kaiser. Together, they visited seven villages in the Y-K region to distribute life jackets and promote water safety among local residents.

That same month, Donlin Gold extended its support to 47 communities for the annual “Clean-up Green-up” program. This initiative targets the collection and proper disposal of trash that accumulate over the winter months from the tundra, roads, public areas, and beaches in the Y-K region.

Maintaining Current Permits and Pursuing Key State Approvals

In State litigation, Donlin Gold continued to support the state agencies in defending their issuance of Donlin Gold’s water rights permits, State pipeline Right-of-Way (ROW), and 401 Water Quality Certification. The cases challenging the water rights permits and pipeline ROW have been fully briefed and argued before the Alaska Supreme Court, and decisions are anticipated in 2025. The Alaska Superior Court in Anchorage issued a decision on May 6, 2025, upholding ADEC’s issuance of the 401 Water Quality Certification to Donlin Gold. Earthjustice filed a notice of its intent to appeal that decision to the Alaska Supreme Court on May 28, 2025.

On September 30, 2024, a federal court upheld the federal agencies’ analysis on two of the three issues raised in a challenge to Donlin Gold’s Joint Record of Decision, 404 permit, and pipeline ROW. The plaintiffs filed a request for reconsideration on one of these issues, which the Court subsequently denied. Briefing on the appropriate remedy to address the Court’s decision that a hypothetical larger tailings release should have been analyzed is complete and a hearing was held May 9, 2025. Subsequent to the quarter end, on June 10, 2025, the federal District Court issued an order denying Earthjustice’s request to vacate the permits and remanding the case to the agencies to supplement the NEPA analysis on the narrow issue regarding the analysis of a release from the tailings storage facility. The Court retained jurisdiction over the case during the remand and ordered the agencies to file periodic status updates with the court.

In 2024, Donlin Gold submitted the preliminary design packages for the Dam Safety Certificates to ADNR. Comments from ADNR on these packages are anticipated in 2025. Bids have been received and are currently under evaluation for the detailed design package work.

Permitting activities at the Donlin Gold project commenced in 2012 and were followed by an extensive, highly diligent, thorough and transparent process by the state and federal agencies with support from Donlin Gold and Calista Corporation. With the receipt of the federal Record of Decision and 404 permit in 2018, followed by most of the state permits in the ensuing years, Donlin Gold will continue to work with the agencies to obtain the remaining permits and maintain the issued permits in good standing.

NOVAGOLD Outlook

Looking ahead, the new ownership of Donlin Gold LLC is expected to build significant momentum as we enter the next phase of development and reinforce the long-term potential of Donlin Gold. Our near-term priorities include commencing the Feasibility Study update, executing the 2025 drill program now focused on converting and expanding reserves and resources, and pursuing further exploration at depth. We are also supporting state permitting efforts and engaging proactively with government representatives.

In addition, stakeholder outreach and investment initiatives across Alaska are ongoing and will continue to be a core focus through all stages of development, construction, and operation. We remain committed to transparent communication and look forward to sharing updates on key milestones in the months ahead.

While also allowing us to introduce NOVAGOLD to a broader audience, the remarkable support that we witnessed during the second quarter from the market at large — including current and new shareholders, the investment community, stakeholders, and banks — has energized us even more to relentlessly pursue our objectives.

As I reflect on these most consequential months for the Company, I wish to extend my sincere gratitude to the NOVAGOLD team, our Chairman and Board of Directors, for all their hard work, dedication, steadfast guidance, and shrewd diligence in getting the Donlin Gold Transaction and the capital raising activities across the finish line. We look forward to implementing this exciting new direction for the Donlin Gold project, together with our new partner Paulson and all our shareholders.

Sincerely,

Gregory A. Lang

President and CEO

Liquidity and Capital Resources

In the second quarter and first six months of 2025, cash equivalents increased by $259,767 and $251,512, respectively, primarily due to $243,839 in proceeds from a public equity offering and concurrent private placement, net of $9,734 of transaction and issuance costs, and $34,000 in net proceeds from term deposits partially offset by Donlin Gold funding and corporate general and administrative costs.

Cash used in operating activities in the second quarter and first six months of 2025 was $433 and $519 higher, respectively, than the comparative prior year periods. Funding of Donlin Gold was $3,088 and $3,079 higher in the second quarter and first six months of 2025, respectively, due to increased site activity in 2025 than the comparative prior year periods when field work activities were minimal.

	As of	As of	As of
	May 31, 2025 $	Feb 28, 2025 $	May 31, 2024 $
Cash and term deposits	318,737	92,969	112,568
Total assets	329,295	102,027	121,577
Total liabilities	164,018	158,153	149,049

2025 Outlook

Our share of funding for the Donlin Gold project in the first six months of 2025 was $10.4 million, in line with previously issued 2025 guidance. Following the closing of the Donlin Gold Transaction on June 3, 2025, NOVAGOLD has begun a review of Donlin’s 2025 work plan which is being amended to enable the commencement of a Feasibility Study. As such and given that our share of funding Donlin Gold’s expenses increases from 50 percent to 60 percent with the closing of the Donlin Gold Transaction, we expect our share of Donlin Gold funding to be higher than our previously issued 2025 guidance of $21.5 million. Similarly, we expect NOVAGOLD’s corporate general and administrative cash expenditures to be significantly higher than our previous guidance of $16.0 million in fiscal 2025, due to legal and transaction costs related to the Donlin Gold Transaction. NOVAGOLD intends to provide an update on the 2025 projected spending on or prior to the release of the Company’s third quarter results.

NOVAGOLD aims to advance the Donlin Gold project through strategic initiatives, financial discipline, and stakeholder engagement. As part of this effort, Donlin Gold will be hiring for key positions to advance activities such as the updated Feasibility Study. The preparation of a request for proposal is in progress to select and award the contract(s) for the firm(s) that will be retained to complete the updated Feasibility Study. The recently redirected 2025 Donlin Gold 15,000-meter drill program is also in progress.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place today at 8:00 a.m. PT (11:00 a.m. ET). The webcast and conference call-in details are provided below.

The video webcast and conference call-in details are provided below.

Video Webcast:	www.novagold.com/investors/events/
North American callers:	1-833-752-3655
International callers:	1-647-846-8520

NOVAGOLD’s quarterly reporting schedule for the remainder of 2025 will be as follows:

Q3 2025 – Wednesday, October 1, 2025; quarterly results and a Donlin Gold project update will be released before market open and a conference call and webcast will be held on at 11 a.m. ET / 8 a.m. PT.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of the Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the Measured and Indicated Mineral Resource categories, inclusive of Proven and Probable Mineral Reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne, in the Measured and Indicated Mineral Resource categories on a 100% basis)4, the Donlin Gold project is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world. According to the 2021 Technical Report and the S-K 1300 Technical Report Summary once in production, the Donlin Gold project is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis.

NOVAGOLD Contacts:

Mélanie Hennessey

Vice President, Corporate Communications

Frank Gagnon

Manager, Investor Relations

604-669-6227 or 1-866-669-6227

info@novagold.com

www.novagold.com

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include future-oriented financial information or financial outlook within the meaning of securities laws, including information regarding NOVAGOLD’s anticipated expenditures. Such information is intended to assist readers in understanding NOVAGOLD’s current expectations and plans relating to the future. Such information may not be appropriate for other purposes. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated timing of certain judicial and/or administrative decisions; plans for and the estimated timing of an updated Feasibility Study on the Donlin Gold project; our goals and planned activities for 2025; ongoing support provided to key stakeholders including Native Corporation partners; Donlin Gold’s continued support for the state and federal permitting process; sufficiency of working capital; the potential development and construction of the Donlin Gold project; the timing and ability for the Donlin Gold project to hit critical milestones; the ability for the Donlin Gold development project to hit the anticipated projections; the sufficiency of funds to continue to advance development of Donlin Gold, including to a construction decision; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits and the timing of decisions in those challenges; plans to continue to advance the Donlin Gold project safely, socially responsibly and to sustainably generate value for our stakeholders; continued cooperation between the owners of Donlin Gold LLC to advance the project; the Company’s ability to deliver on its strategy with the Donlin Gold project, increasing the value of the project; the success of the strategic mine plan for the Donlin Gold project; the success of the Donlin Gold community relations plan; the anticipated outcome of exploration drilling at the Donlin Gold project and the timing thereof; the completion of test work and modeling and the timing thereof. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to complete an updated Feasibility Study and to explore and develop properties; availability of financing in the debt and capital markets; the disparity between or economic and governance level at Donlin Gold; disease pandemics; uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between the owners of Donlin Gold LLC to advance the project; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC’s website at www.sec.gov, or on SEDAR+ at www.sedarplus.ca. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.